Exhibit 10.28

ADDENDUM TO LETTER OF UNDERSTANDING

MADE BETWEEN

VANGUARD RENTAL (UK) LIMITED

AND

LOMBARD NORTH CENTRAL PLC

AND

DATED

Vanguard Rental (UK) Limited has requested, and Lombard North Central PLC has agreed, to permit Vanguard Rental (UK) Limited to use the services of Franchisees subject to the replacement of the “SUBLETTING APPENDIX” attached to the Letter of Understanding dated 25th March 2004 with the form attached to this Addendum.

Save as varied by this Addendum the terms of the Letter of Understanding dated 25th March 2004 shall remain unaltered.

[ILLEGIBLE]		[ILLEGIBLE]

/s/ [ILLEGIBLE]		/s/ [ILLEGIBLE]

Status	Director	Status	[ILLEGIBLE]

Date		Date	25th March 2004

Letter of procedure made between Lombard North Central PLC (“Lombard”)

of 3 Princess Way Redhill Surrey RH1 1NP

and VANGUARD RENTAL (UK) LTD (the “Hirer”)

of JAMES HOUSE, 55 WELFORD ROAD, LEICESTER LE2 7AR

and dated

Pursuant to an agreement dated 25th March 2004 Lombard and the Hirer have transacted Rental Agreements in respect of motor cars.

Both Lombard and the Hirer are aware that there are logistical problems in collecting Rental Agreements from the Hirer and delivering them to Lombard.

The Hirer has requested that Lombard accept signed Rental Agreements by facsimile transmission which request Lombard is prepared to agree provided that the Hirer agrees to post the original of the Rental Agreement that has been sent by facsimile transmission to Lombard on the same day that it is transmitted.

From the date of this letter and until further notice Lombard and the Hirer agree that for each lease;

1.               The Hirer will send to Lombard such information as Lombard requires to prepare a Rental Agreement.

2.               Lombard will transmit the form of Rental Agreement to the Hirer by use of the internet or such other instrument as Lombard and the Hirer shall agree.

3.               The Hirer will print an original Rental Agreement and will have the Rental Agreement signed for the Hirer.

4.               The Hirer will post, by first class letter post, the original Rental Agreement to Lombard.

These arrangements may be terminated with immediate effect by Lombard or the Hirer by written notice from each to the other.

[ILLEGIBLE]		[ILLEGIBLE]

/s/ [ILLEGIBLE]		/s/ [ILLEGIBLE]

Status	Director	Status	[ILLEGIBLE]

Date		Date	25th March 2004

Letter of Understanding made between Lombard North Central PLC (“Lombard”)

of 3 Princess Way Redhill Surrey RH1 1NP

and VANGUARD RENTAL (UK) LTD (the “Hirer”)

of JAMES HOUSE, 55 WELFORD ROAD, LEICESTER LE2 7AR

and dated

The terms under which Lombard and the Hirer will enter into leasing agreements (each the “Rental Agreement” and together the “Rental Agreements”) from the date of this agreement will be as follows:

1.                                       Each Rental Agreement will be entered into in the form attached.

2.                                       Each Rental Agreement will be deemed to incorporate all of the terms attached to this letter and headed the “Terms of each Rental Agreement” (the “Terms”) as if those terms were actually printed on the Rental Agreement.

3.                                       The Terms will be modified by the Addenda (if any) attached to this letter the heading of which and the number of pages of which are shown in this letter. The Addenda (if any) will apply to each Rental Agreement written to the terms of this agreement.

4.                                       Each Rental Agreement may be further modified by the attachment of any further Addenda specifically referring to that Rental Agreement.

5.                                       Lombard will treat Rental Agreements as being operating leases as that term is defined by exclusion to SSAP21 but Lombard accepts that the accounting treatment of the Rental Agreements in the Hirer’s individual and consolidated records and financial statements are at the absolute discretion of the Hirer and its auditors and neither the Hirer nor its auditors shall have any obligation or liability whatsoever, whensoever or howsoever arising out of or in connection with any such treatment. Where the Rental Agreement is categorised as a finance lease as that term is defined in Section 219 of the Capital Allowances Act 2001, Lombard agrees that it will not increase or decrease rentals payable under any Rental Agreement arising from the indemnities contained in the Terms of each Schedule to the Rental Agreement.

The attachments to this letter are:

ADDENDUM TO RENTAL AGREEMENT (FOR RETURN CONDITIONS)

STANDARD CONDITIONS OF SALE

SUBLETTING APPENDIX

Lombard may register details of this Agreement and any Schedule to Rental Agreement made subject to the terms of this Agreement and the conduct of the Hirer’s account with any licensed credit reference agency. This and the information the Hirer has given may be used to help make credit decisions, to prevent fraud, for tracing debtors and for recovering Lombard’s property. Lombard may also disclose this information to any member company of The Royal Bank of Scotland group of companies, to any company or business associated with Lombard and to any person acting on Lombard’s behalf for any purpose connected with the group’s business. Lombard, or those identified above, may also contact the Hirer about services which may be of interest. The Hirer may choose not to be contacted in this way.

[ILLEGIBLE]		[ILLEGIBLE]

/s/ [ILLEGIBLE]		/s/ [ILLEGIBLE]

Status	Director	Status	[ILLEGIBLE]

Date		Date	25th March 2004

Terms of each Schedule to the Rental Agreement

1.                        Definitions

In this agreement:

1.01             “Agreement Date” means the date so called in the Schedule.

1.02             “Equipment” means the equipment described in the Schedule and includes each item thereof and all component parts, accessories, additions, alterations and replacement parts thereto together with all manuals and handbooks.

1.03             “Schedule” means the Schedule to this agreement which shall form part of this agreement.

1.04             “Fixed Period” means the period so called in the Schedule.

1.05             “Total Loss” means any loss, theft, seizure, confiscation or destruction of all (but not subject to the provisions of Clause 9 any part or single item only) of the Equipment or any damage thereto which in the insurer’s opinion may not be economical to repair.

1.06             Reference to any statutory enactment shall include references to such enactment as it may after the date hereof from time to time be amended, supplemented or re-enacted.

2.                        The Hiring; Rentals; Delivery of the Equipment

2.01             Lombard agrees to hire and the Hirer agrees to take on hire the Equipment on the terms of this agreement. The hiring will start on the Agreement Date and will continue for the Fixed Period and at the rentals shown in the Schedule. It is agreed and declared that the Hirer shall have no right to terminate the hire earlier than a date 3 months from the Agreement Date.  If the Hirer wishes to terminate the hiring after that date the Hirer will give Lombard one month’s notice and pay to Lombard the amounts calculated in accordance with Clause 9.01 on or before the next rental payment date.

2.02             The Hirer will pay Lombard at the address shown in the Schedule at the times stated in the Schedule together with value added tax (“VAT”):

(a)          the rentals shown in the Schedule or as adjusted under this agreement;

(b)         any other sums payable under this agreement.

Payments made by post will be at the Hirer’s own risk. Punctual payment shall be of the essence of this agreement.

2.03             The Hirer will accept delivery of the Equipment only if it is satisfactory. If the Equipment is unsatisfactory the Hirer will notify Lombard immediately by fax. If Lombard do not receive a fax from the Hirer within 48 hours of delivery it will be conclusively presumed that the Hirer has accepted the Equipment and that it is completely satisfactory.

2.04             The Hirer will comply with any reasonable request from Lombard about the application for and preservation of any available capital allowances and give Lombard written notice immediately of any happening requiring notification to a competent taxation authority.

3.                        Risk, Care, Title, Use of Equipment; Indemnity

3.01             The Hirer will be responsible for any loss, theft destruction of or damage to the Equipment from the date of delivery until it is sold or disposed of.

3.02             The Hirer will at its own expense keep the Equipment properly serviced, maintained and in good repair and operating condition allowing for fair wear and tear and subject to the provisions of Clause 5 repair or replace any missing or unfit parts with parts of similar manufacturing standards and specification as those recommended by the manufacturer of the Equipment. The Hirer will maintain or cause to be maintained complete records of all major services and significant repairs to the Equipment. All replacement parts fixed to the Equipment will belong to the owner of the Equipment and be subject to the terms of this agreement.

3.03             The Equipment will remain personal and moveable property. The Hirer will ensure that Lombard or Lombard’s agent will have a right of access to the Equipment and all related records at all reasonable times for inspection and removal and at any reasonable time during the month immediately prior to the date of the expiry of the Fixed Period shown in the Schedule the Hirer will at Lombard’s request demonstrate the Equipment to any potential purchaser and allow them to inspect the Equipment and all related records. The Hirer will tell Lombard immediately if it changes address. The Hirer will not take the Equipment outside Great Britain without Lombard’s previous written consent deemed to be given in respect of vehicles for use in Western Europe for no more than 28 days at any one time.

3.04             The Hirer will use reasonable endeavours to ensure that the Equipment is only used in a careful and proper manner for the purpose for which the Equipment has been designed and in accordance with any operating instructions issued by the manufacturer of the Equipment, any government agency or any statutory authority.

3.05             The Hirer will not let anyone obtain any rights over the Equipment or let anyone take or threaten to take it to pay any of the Hirer’s debts and, in Lombard’s opinion, such threat is likely to succeed. The Hirer will keep the Equipment in its possession and under its control and the Hirer will not sell, transfer, mortgage, land, let, sublet (except in accordance with the terms of the Subletting Appendix attached to this agreement) or give the Equipment to anyone or otherwise part with possession of the Equipment without Lombard’s previous written approval (deemed to be given in respect of temporary use of the Equipment by any United Kingdom holding company of the Hirer’s or any United Kingdom subsidiary of such holding company within the meaning of section 736 or 736A of the Companies Act 1985 on terms that such holding company or subsidiary must deliver up possession of the Equipment to Lombard or the owner immediately on demand or earlier termination of the hiring under this agreement).

3.06                           The Hirer will not knowingly permit or allow the Equipment to be used contrary to law including any statute or other rule, regulation or order but, if the Equipment is so used and either the Hirer or Lombard are aware of such use, it shall be regarded as a repudiation of this agreement.

3.07                           The Hirer will not make any alterations to the Equipment without Lombard’s prior written consent unless the Hirer is obliged to do so by law. Any additions, upgrades, accessories, alterations or replacements will become the property of the owner of the Equipment and subject to this agreement.

3.08                           The Hirer will not change the usual location of the Equipment from the location shown in the Schedule without Lombard’s written consent.

3.09                           The Hirer will maintain or cause to be maintained in full force and effect all certificates licences, registrations, permits and authorisations required by any statutory authority at all times during this agreement and to ensure that each of the foregoing are in force on termination of this agreement.

3.10                           The Hirer must:

(a)                                  not default on the payment of any sum due or commit any other breach under any schedule to a Rental Agreement which is not remedied in accordance with clause 7.01 (c) or waived by Lombard. Furthermore not default on the payment of any sum or commit any other breach under any other loan, instalment credit, rental, hire or leasing agreement the Hirer may have with Lombard (whether before or after the date hereof) or any of its subsidiaries or any member of the The Royal Bank of Scotland group of companies from time to time (as such expressions are defined in section 736 or 736A of the Companies Act 1985) and which loan, instalment credit, rental, hire or leasing agreement has an outstanding aggregate amount not less than the equivalent of Twenty Million United States Dollars (US$20M) and which default is not cured within the applicable cure period or waived;

(b)                                 not do or allow to be done anything which Lombard reasonably believe (such belief to be evidenced by the signature of not less than two directors of Lombard identifying such act or acts) may put at risk the performance of the Hirer’s obligations under this agreement or jeopardise Lombard’s interest in the Equipment;

(c)                                  if it is a limited company or a partnership, not cause or allow any change in the Hirer’s control (as defined in section 840 of the Income and Corporation Taxes Act 1988).

3.11                           The Hirer will indemnify Lombard against any liability or loss (including legal costs on a full indemnity basis) arising from the possession or use of the Equipment by the Hirer or its ownership by the owner or repossession by Lombard except where such liability or loss arises as a result of Lombard’s default and negligence or that of the owner.

4.                                      Adjustments to Rentals

4.01                           The Hirer acknowledges that Lombard have calculated the rentals payable in the Fixed Period on the assumptions that:

(a)                                  either a first year allowance, or if no rate for this is shown in the Schedule, a writing down allowance will be made to the owner on the whole of the expenditure incurred on the purchase of the Equipment in the owner’s accounting period in which the Agreement Date falls; and

(b)           a writing down allowance will be made to the owner on the unrelieved balance of that expenditure brought forward in each succeeding accounting period of the owner at the rate or rates shown in the Schedule (but if the Equipment is a private motor car and the expenditure incurred is more than £12,000 excluding VAT where appropriate any writing down allowance made to the owner will be restricted to £3,000 or such other amounts as may be dictated by the relevant legislation from time to time); and

(c)                                  no such first year allowance or writing down allowance, having been made shall be withdrawn or the benefit of it reduced or limited in any way whatsoever.

(d)                                 there will be no change in the nature, method or application of relevant taxation in the United Kingdom.

(e)                                  if it states in the Schedule that this assumption applies, Corporation Tax is and will continue to be chargeable at the rate shown in the Schedule.

4.02                           If any of the assumptions referred to in Clauses 4.01 (a) to (d) is incorrect other than by reason of any Schedule to the Rental Agreement not being regarded as an Operating Lease by Lombard then if the Hirer or Lombard require, each rental remaining to be paid in the Fixed Period will be adjusted to the amount which Lombard certify to the Hirer is the correct amount necessary to preserve Lombard’s after tax rate of return. If the last rental payable in the Fixed Period has already been paid the Hirer will pay on request an additional rental or Lombard will pay as soon as practicable a rebate of rentals, in either case with VAT where appropriate, of an amount certified on the same basis as above. Any amount certified will be final and binding on the Hirer. Rentals will not be reduced or a rebate of rentals paid to reflect any capital allowances (including writing-down allowances) becoming available to Lombard in respect of the Equipment in addition to or greater than those referred to in Clause 4.01(a) or at any earlier time unless the additional or greater allowances are actually received and can be used by Lombard.

4.03                           If the assumption referred to in Clause 4.01(e) is incorrect the Hirer will pay to Lombard or vice versa as appropriate an additional payment.  This is calculated by multiplying the total of the Fixed Period rentals by the percentage shown in the Schedule below the financial year for which the change taxes place and by multiplying the result by the change in the percentage rate of Corporation Tax. The change in the percentage rate will be a negative figure if Corporation Tax reduces and a positive figure if Corporation Tax increases. If the additional payment is negative, Lombard will pay it to the Hirer exclusive of VAT. If it is positive, the Hirer will pay it to Lombard with VAT added. If the additional payment is less than £50, it will be ignored.

4.04                           notwithstanding any of the provisions of Clause 4.01 allowing Lombard to adjust the rentals payable in the Fixed Period no adjustments shall be made to such amounts to the extent that the same would or might otherwise be required by virtue of

(a)                                  the owner failing to claim the full amount of the allowances due in respect of the capital expenditure within the applicable time limits in respect of the relevant accounting period and otherwise in accordance with the legislation relating to the presentation of such claims; or

(b)                                 the owner disclaiming the capital allowances available in respect of the capital expenditure; or

(c)                                  the owner or the group of which it is a member for the purposes of the provisions for group relief contained in Income and Corporation Taxes Act 1988 (the “Group”) having, or proving to have, inadequate taxable profits in respect of the accounting period in question to enable the owner fully to utilise the capital allowances available in respect of the capital expenditure or interest paid or accrued or to surrender losses to other members of the Group of which it is a member.

4.05                           If the Hirer is of the opinion that any certificate issued by Lombard relating to any adjustment in the rentals or any claim on the Hirer for payments other than rentals contains an error Lombard and shall consult to resolve the dispute and Lombard will provide detailed calculations at the Hirer’s reasonable request in an effort to resolve such dispute but, if Lombard and the Hirer cannot agree within 21 days of the issue of a certificate pursuant to Clause 4.02, Lombard shall refer the certificate and the calculation to Lombard’s external auditors who, acting as experts and not arbitrators, shall confirm the correctness or otherwise of any such calculation and certificate. The costs of such referral shall be borne by the Hirer unless the auditors advise that the total adjustment should vary by more than the greater of £500 or 0.125% of the aggregate amount certified pursuant to Clause 4.02 (excluding Value Added Tax) in which event the costs shall be borne by Lombard;

5.                                      Insurance and Damage

5.01                           The Hirer will insure the Equipment under the Hirer’s normal form of insurance and undertake:

(a)                                  to maintain insurance cover against damage or injury to third parties and to maintain such insurance over the Equipment as is required by Law; and

(b)                                 to indemnify Lombard and to keep Lombard indemnified at all times against all loss or damage incurred or sustained by Lombard by reason of any damage to the Equipment and to third parties by the use, operation or presence of the Equipment unless by Lombard’s gross negligence or wilful misconduct.

6.                                      Total Loss and Termination

6.01                           If there is a Total Loss the Hirer will tell Lombard immediately and Lombard and the Hirer agree that this agreement will terminate automatically (but if only one or more items of the Equipment and not all the Equipment suffers such Total Loss then this agreement will terminate only in relation to the item or items suffering such Total Loss) and the Hirer will immediately pay to Lombard the amounts due on termination for Total Loss in respect of such Equipment under Clause 9. If there is a Total loss of some of the Equipment only then subject to the Hirer making a payment of such amount due under Clause 9 as Lombard shall certify to the Hirer is attributable to those items of the Equipment that have been the subject of a Total Loss the rentals remaining to be paid by the Hirer in respect of the remaining Equipment shall be reduced by such amount as Lombard certify to the Hirer to take account thereof. Any certificate of the amount payable by the Hirer under the provisions of Clause 9 or rentals remaining to be paid following a Total Loss of other than all of the Equipment shall take account of the value of the Equipment and any residual value Lombard have assumed of those items the subject of the Total Loss and those items remaining following such Total Loss and, save for manifest error, the amounts certified shall be final and binding.

6.02                           If there is a Total Loss the Hirer will use its best endeavours to ensure prompt payment of any insurance proceeds to Lombard.

7.                                      Repudiation

7.01                           The Hirer will be treated as having repudiated this agreement if it:

(a)                                  fails for more than 28 days to pay any rental or other sum due under this agreement; or

(b)                                 breaches Clause 3.04, 3.05 or 3.10; or

(c)                                  fails for more than 30 days after a request from Lombard to remedy any other breach of this agreement.

(d)                                 abandons the Equipment or does anything which in Lombard’s opinion based on reasonable grounds might jeopardise Lombard’s rights over the Equipment taken as a whole;

8.                                      Default; Bankruptcy and Termination

8.01                           This agreement and the hiring:

(a)                                  will terminate automatically and Lombard may repossess the Equipment at any time if the Hirer:

(i)  has a petition for a bankruptcy order presented against them or an application is made against the Hirer for an Interim order under the Insolvency Act 1986 (as amended by the Enterprise Act 2002) which remains undismissed for a period of (thirty) 30 days or such longer period as Lombard may specifically agree;

(ii)  files a petition to take advantage of any insolvency, reorganisation, bankruptcy, receivership or similar law, make an assignment for the benefit of creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator for the Hirer or for the whole or any substantial portion of the Hirer’s property;

(iii)  has a court of competent jurisdiction enter an order, judgement or decree appointing a custodian, receiver, trustee, liquidator or conservator for the Hirer or for a substantial portion of the Hirer’s property and such order, judgement or decree continues unstayed for a period of (thirty) 30 days or such longer period as Lombard may specifically agree.

(iv)  has a court of competent jurisdiction assume custody or control over them or the whole or a substantial portion of the Hirer’s properties under any other law for the relief or aid of debtors, which control is not relinquished within (thirty) 30 days or such longer period as Lombard may specifically agree; and

(b)                                 may be terminated by Lombard at any time by repossessing the Equipment or in any other way if the Hirer repudiates this agreement.

9.                                      Payments on Termination

9.01                           On any termination (including Total Loss) at this agreement earlier than the date of expiry of the full Fixed Period of this agreement shown in the Schedule (but in the case of a Total Loss of other than all of the Equipment such proportion of the sums calculated in accordance with this clause as Lombard shall certify to the Hirer under the provisions of Clause 6.01 in accordance with the terms hereof) the Hirer will immediately (but if termination is due to other than a breach of the agreement by the Hirer on the next due date) pay Lombard, together with VAT, the aggregate of:

(a)                                  all arrears of rentals and other sums due under this agreement together with interest thereon calculated at the same rate as that stated in Clause 14.02;

(b)                                 as compensation for Lombard’s full financial loss a sum calculated as follows:

(i)  all rentals which would but for termination of this agreement have become due and payable from the date of such termination down to the end of the full Fixed Period;

(ii) such sum (if any) as Lombard shall certify to the Hirer to be the difference between:

(aa) the net proceeds of sale of the Equipment which Lombard would expect to have become due to them from the buyer on completion of the sale of the Equipment by Lombard following expiry of the full Fixed Period if this agreement had continued for the full Fixed Period and the Hirer had strictly observed and performed all the terms and conditions of this agreement, and

(bb) the net proceeds of sale of the Equipment actually realised by Lombard on the sale of the Equipment by Lombard following the said early termination of this agreement which shall, if (aa) exceeds (bb) be payable by the Hirer in addition to the sum referred to in sub-clause (b)(i) above or, if (bb) exceeds (aa), be deducted from the said sum;

(iii) Lombard will allow a discount for accelerated payment on each rental or other sum received by Lombard under this sub-clause (b) so that the amount payable shall be such amount as Lombard shall certify to be the correct amount necessary to preserve their rate of return on the after tax cashflow of the Schedule to the Rental Agreement; and

(c)                                  Lombard’s costs:

(i)  in relation to the said early termination and of repossession, storage, insurance and disposal of the Equipment;

(ii)  of servicing, providing replacement parts and carrying out repairs which are needed to put the Equipment in good condition following its return or repossession; or

(iii)  resulting from any accidental, deliberate or negligent damage to the Equipment;

(d)                                 where the event giving rise to the termination is a Total Loss, the insurance proceeds received by Lombard will be deemed to be the sale proceeds for the purpose of calculating the amounts due on termination for Total Loss.

9.02                           Any certification of a sum or amount made by Lombard pursuant to Clause 9.01 above will be conclusive and binding on the Hirer, save in respect of manifest error.

9.03                           The Hirer’s obligations under Clause 9.01 will be treated as if they had arisen immediately before and not after termination.

10.                               End of Fixed Period; Extension of Rental and Return of Equipment

10.01                     Unless terminated under Clause 8.01 this agreement will terminate automatically on expiration of the Fixed Period shown in the Schedule and the Hirer will return the Equipment to Lombard as required by Clause 10.03. If Lombard do not require the Hirer to provide storage in accordance with Clause 10.04 or any agreed storage arrangements have come to an end and the Hirer fails to return the Equipment to Lombard on time the Hirer will pay to Lombard, together with VAT thereon, an additional rental charge for each day from the date of termination of this agreement to the date on which the Equipment is returned to Lombard as required by Clause 10.03. The said rental charge will be calculated by:

(a)                                  adding together all the rentals paid and payable during the Fixed Period; and

(b)                                 multiplying the resulting figure by 150%; and

(c)                                  dividing the resulting figure by the number of days which comprise the Fixed Period and for the purpose of this calculation a year shall be deemed to comprise 360 days and a month shall be deemed to comprise 30 days.

Such additional rental shall be due on demand.

10.02                     If the Hirer wishes to use the Equipment after expiry of the Fixed Period the Hirer must write to Lombard at least one month before the date of expiry of the Fixed Period to request this. Lombard will be under no obligation to agree to the Hirer’s request although Lombard will notify the Hirer of Lombard’s decision as soon as possible.

10.03                     Immediately after termination of the hiring the Hirer will return the Equipment to Lombard at any place within the United Kingdom which Lombard may reasonably require.  All decommissioning, transportation, handling and storage costs are to be borne by the Hirer and the Hirer will insure the Equipment whilst in transit on the terms set out in Clause 5. The Equipment must be returned in the same original, complete working condition that it was in when originally supplied new and in particular (but without limitation), in a condition and manner which complies with the requirements set out in the “Addendum to Rental Agreement (for return conditions)” attached to this agreement.

10.04                     If Lombard shall so require the Hirer will provide free and secure storage and insurance (on the terms set out in Clause 5) for the Equipment for a period not exceeding 180 days after termination of the hiring under this agreement. The Hirer will not use or allow anyone else to use the Equipment during this period.  During this period the Equipment must remain totally operational and the Hirer shall provide adequate electrical power, lighting, heat, water and any other relevant utility facilities. During the storage period the Hirer will permit Lombard or any persons designated by Lombard, including the representatives of any prospective purchaser of the Equipment, to inspect the Equipment and the records maintained therewith. If requested to do so the Hirer will demonstrate the Equipment to any prospective purchaser.  If an auction of the Equipment is necessary, Lombard shall be permitted to auction the Equipment on-site and in situ at a time reasonable to Lombard and the Hirer.

11.                               Manufacturer’s or Supplier’s Warranties and Exclusion of Liability

11.01                     If the Hirer does not obtain direct from the manufacturer or supplier express warranties about the Equipment Lombard will at the Hirer’s request and cost and on Lombard’s terms transfer to the Hirer so far as possible the benefit of any manufacturer’s or supplier’s express warranties of fitness and performance of the Equipment given to Lombard.

11.02                     (a)                                  EXCEPT AS MENTIONED IN SUB-CLAUSE (b) BELOW, SINCE THE EQUIPMENT HAS BEEN CHOSEN BY THE HIRER AND HAS NOT BEEN INSPECTED BY LOMBARD, LOMBARD DOES NOT MAKE OR GIVE ANY REPRESENTATION OR UNDERTAKING EXPRESS OR IMPLIED AS TO THE CONDITION, DESCRIPTION, QUALITY OR PERFORMANCE OF THE EQUIPMENT OR AS TO ITS FITNESS FOR ANY OR ANY PARTICULAR PURPOSE.  ALL SUCH REPRESENTATIONS AND UNDERTAKINGS ARE SPECIFICALLY EXCLUDED.

(b)                                 NO LIABILITY (EXCEPT FOR DEATH OR PERSONAL INJURY RESULTING FROM LOMBARD’S NEGLIGENCE) WILL ATTACH TO LOMBARD IN CONTRACT OR IN TORT. FOR LOSS, INJURY OR DAMAGE SUSTAINED BY ANY REASON OF ANY DEFECT IN THE EQUIPMENT WHETHER LATENT OR APPARENT AND HOWEVER CAUSED.

11.03                     Lombard will not be obliged to supply any replacement for the Equipment and will not be liable for any loss including loss of earnings or profits suffered by the Hirer if the Equipment is or becomes unusable.

12.                               Sales Agency

12.01                     Up until a date three months after the expiry of the Fixed Period (or such later date as Lombard shall notify the Hirer provided the Hirer has made the payment to Lombard as required in Clause 12.07) or the date of any earlier termination of the hiring under this agreement but not otherwise, the Hirer will use all reasonable endeavours to sell the Equipment for the highest value possible acting as Lombard’s agent within the three months ending with such expiry or termination. If the Hirer has not sold the Equipment within the said three months then the Hirer will return the Equipment to Lombard or otherwise deal with the Equipment (as Lombard may require) in accordance with Clause 10 of this agreement.

(a)                                  in the event of a termination of the hiring under this agreement pursuant to Clause 8.01, if Lombard are in possession of the Equipment Lombard shall try and sell it, or if the Hirer is still in possession of the Equipment Lombard may at their option require the Hirer use all reasonable endeavours to sell the Equipment for the highest value possible within an agency period specified by Lombard

(b)                                 the sale of the Equipment by the Hirer shall be in the name of the Hirer, either to a buyer who requires the Equipment for business use who is not connected or associated with either the Hirer or any sub-lessee of the Equipment and who is willing and able to buy the Equipment for cash for at least its fair market value in which case the sale will comply will Lombard’s applicable Standard Conditions of Sale, a copy of the current form is attached hereto (or such other conditions as Lombard may advise in writing), or at a public auction.

(c)                                  the sale will be for a price greater than the Minimum Sale Price shown in the Schedule to the Rental Agreement exclusive of VAT where appropriate or such other minimum sale price as Lombard may agree with the Hirer in writing from time to time, or for such lesser price without Lombard’s prior written permission, provided that the Hirer makes good the shortfall.

(d)                                 it is agreed and acknowledged that if the Hirer does not accept the change in the minimum sale price for the Equipment from time to time and on receipt of such notice the Hirer may at the Hirer’s option return the Equipment to Lombard at the expiry of the Fixed Period and the Hirer will no longer act as Lombard’s agent for the sale of the Equipment.

12.02                     At Lombard’s request, the Hirer will provide Lombard with copies of the Hirer’s VAT invoice or invoices to the purchaser or copies of the sales invoice from the auctioneer as appropriate. Lombard shall issue the Hirer with an invoice for the sale price of the Equipment plus VAT (if applicable) or the Hirer will raise a Self-Billed Invoice upon Lombard should the Hirer be approved by H.M Customs and Excise to do so and where the Equipment is a motor car, such invoice must be issued no later than the last working day of the month in which the Hirer sells the motor car as Lombard’s agent and must be sent to Lombard so that Lombard receives it within 10 days of that month end.

12.03                     if in the case of termination under Clauses 2.01, 6.01 or 8.01 of this agreement the Hirer has complied with Clause 9.01 or the Hirer has paid Lombard any sums due under the provisions of 12.07 Lombard will pay to the Hirer a Rebate of Rentals which is the amount by which the proceeds of sale exceeds the Minimum Sale Price shown in the Schedule to the Rental Agreement but, in the case of a payment under the provisions of Clause 12.07 the Minimum Sale Price shall be deemed to be zero.

12.04                     The net proceeds of sale of the Equipment will be as defined in Clause 14.13 of this agreement.

12.05                     The Hirer’s obligations under Clauses 10.01,10.02 and 10.04 of this agreement will commence on the expiry of this agency for sale or Lombard’s earlier termination of such agency.

12.06                     If during any period of three consecutive months ending on the 31 March, 30 June, 30 September and 31 December in any year the Net Proceeds of Sale of Equipment sold by the Hirer under the provisions of this Clause should fall short of the Minimum Sale Price the Hirer will, at the end of such period, immediately pay to Lombard a sum equal to the amount by which the Net Proceeds of Sale of such Equipment falls short of the Minimum Sale Price provided that the aggregate of such shortfalls paid to Lombard shall be limited to the aggregate of the Rebates of Rentals paid in respect of each and every item of Equipment sold by the Hirer under this Clause in such period. For the purposes of this Clause the Net Sales Proceeds of an item of Equipment the subject of a voluntary termination or a Total Loss shall be deemed to be the Minimum Sale Price provided the Hirer has paid to Lombard all sums due to them in respect of that item of Equipment;

12.07                     (a) In order that the Hirer shall not be regarded as in breach of the terms of the Schedule to the Rental Agreement the Hirer will pay to Lombard on the date shown in the Schedule to the Rental Agreement as the Payment Date on account of the actual Sales Proceeds of an Equipment Account Monies equivalent to the Minimum Sale Price which Lombard shall not be obligated to repay under any circumstances. The payment of these Account Monies shall be in addition to any rental or other payment properly payable to Lombard.

(b)  The Hirer undertakes, promptly on disposal of each item of the Equipment, but in any event no later than 10 days after the end of the calendar month following the disposal of each item of the Equipment to account to Lombard in full for the actual Sales Proceeds of an item of the Equipment and shall be entitled to deduct from the actual Sales Proceeds any Account Monies paid in respect of the relevant item of the Equipment.

(c)  If the Hirer has paid such Account Monies to Lombard then, provided all of the Equipment on the Schedule to the Rental Agreement is sold on or before the first anniversary of the year end of Lombard following the Agreement Date of the Schedule to the Rental Agreement (as advised by Lombard if so required by the Hirer) there shall be no additional Fixed Period Rental under the Schedule to the Rental Agreement payable by the Hirer and those Account Monies shall be regarded as the rental applicable from the date of payment until the date the Equipment is disposed of.

(d)  If the Hirer has not disposed of an item of the Equipment on or before the first anniversary of the year end of Lombard following the Agreement Date of the Schedule to the Rental Agreement (as advised by Lombard if so required by the Hirer) the Hirer shall pay to Lombard, if demanded by Lombard, on the next day an additional Fixed Period Rental of the amount specified in the Schedule multiplied by the Expenditure incurred as advised by Lombard and divided by 1000. Lombard will make such a demand only in respect of that Equipment that has not been sold prior to this date.

(e)  Lombard are willing to aggregate the Actual Sales Proceeds used in the calculation of the additional Fixed Period Rental pursuant to Clause 13 and, as such, Lombard will perform the calculations at the end of the calendar quarter in which the first anniversary of the Agreement Date falls in respect of all Equipment sold prior to that time and not previously the subject of the calculation of the Additional Fixed Rental pursuant to Clause 13, and at the end of each calendar quarter thereafter until all of the Equipment the subject of a Schedule to Rental Agreement is sold. Such aggregation shall only include those Schedules to Rental Agreements which have Agreement Dates in the same calendar quarter.

13.                               Disposal Value Assumptions.

13.01                     The rentals shown in the Schedule to the Rental Agreement payable during the Fixed Period of the Schedule to the Rental Agreement are, in addition to the provisions of Clause 4, calculated on the assumption that the Disposal Value will not be less than the Assumed Percentage as at the date of the sale or other disposal of the Equipment after termination of the Schedule to the Rental Agreement.

13.02                     If the assumption referred to in 13.01 is incorrect the Hirer will within seven days of receipt of written demand made by Lombard shall pay to Lombard an additional Fixed Period rental (with V.A.T.) of an amount calculated by working the following formula:-

Amount of the additional Fixed Period rental	=	(AA x EI) x (AP - AcP)
1000

13.03                     The contents of a written demand made by Lombard pursuant to 13.02 shall, save for manifest error, be final and binding on the Hirer and their obligation to pay the additional rental so demanded shall survive termination of the Schedule to the Rental Agreement.

13.04.                  For the purposes of this Clause

(i)  “Expenditure Incurred” (or “EI”) means the amount of the expenditure incurred by the owner of the Equipment on purchase of the Equipment.

(ii) “Disposal Value” means the disposal value to be brought into account by the owner of the Equipment following the sale or other disposal of the Equipment after termination of the Schedule to the Rental Agreement.

(iii)  “Assumed Percentage” (or “AP”) means at the date of the demand made by Lombard, the figure, expressed as a number, shown in the Schedule to Rental Agreement next to the number of complete months expired since the Agreement Date of the Schedule to the Rental Agreement.

(iv)  “Adjusted Amount” (or “AA”) means at the date of the demand made by Lombard the amount shown in the Schedule to Rental Agreement next to the number of complete months expired since the Agreement Date of the Schedule to the Rental Agreement

(v)  “Actual Percentage” (or “AcP”) means the figure expressed as a number, ascertained by dividing the Disposal Value by the Expenditure incurred and multiplying the result by one hundred.

14.                               General

14.01                     The Hirer confirms that the information provided by the Hirer and shown in the Schedule is true and the Hirer acknowledges and agrees that such information will be treated as if it were terms of this agreement.

14.02                     If the Hirer fail to pay any sum due on time Lombard will charge the Hirer daily interest on that sum at the rate Finance House Base Rate from time to time for the first 10 days of non payment and thereafter at Finance House Base Rate plus 5%. Interest will be charged from the date for payment until actual payment. This provision will apply both before and after any court judgement Lombard may obtain against the Hirer and will survive and apply after termination.

14.03                     If the Hirer incurs any liability (whether liquidated or unliquidated) under any rental agreement but not otherwise to Lombard or Lombard’s holding company or any of Lombard's subsidiaries (as such expressions are defined in section 736 or 736A of the Companies Act 1985) Lombard may set off such liability against any sum that would otherwise be due to the Hirer under any other rental agreement.

14.04                     All notices and other communications under this agreement shall be in writing and shall be deemed to be given

(i) when delivered in person, or

(ii) when sent by telecopier, telex, or other telegraphic means (with receipt confirmed), or

(iii) on receipt after being sent by express mail or delivery service guaranteeing overnight delivery provided that in each of (i), (ii) and (iii) a copy is mailed by first class registered or certified mail, postage prepaid, return receipt requested, in each case addressed as follows:

if to the Hirer	Vanguard Rental (UK) Ltd
James House
55 Welford Road
Leicester
LE2 7AR

end solely in the case of clause 8	Vanguard Car Rental EMEA Holdings Limited
James House
55 Welford Road
Leicester
LE2 7AR
For the attention of the Legal Counsel

if to Lombard	Lombard North Central Plc
3 Princess Way
Redhill
Surrey
RH1 1NP
England
Attention: Managing Director Lombard Business Finance Telecopier: 01737-776324

or to such other person or address as any such party shall furnish by notice to the other parties in writing. Notices need not be given or made by an officer of either party but shall be deemed sufficiently given if made by the counsel of such party, and all of such notices shall be deemed in compliance hereof provided only that they be given in the manner specified herein.

14.05                     If the Hirer is more than one person the Hirer’s obligations will be binding on each person separately and all persons jointly.

14.06                     Lombard’s rights under this agreement will not be affected by any forbearance or concession made by Lombard to the Hirer.

14.07                     In negotiations for this agreement only persons expressly authorised in writing by Lombard have had authority to act as Lombard’s agent.

14.06                     This agreement contains all the terms agreed between Lombard and the Hirer except variations recorded in writing and signed by Lombard’s authorised employee and the Hirer.

14.09                     The Hirer will not assign this agreement. Lombard may only assign this agreement to a member of The Royal Bank of Scotland group of companies from time to time.

14.10                     For the purposes of UK taxation and irrespective of the accounting treatment adopted by the Hirer, the Hirer is not entitled to claim capital allowances on the Equipment.

14.11                     The Hirer’s obligation to indemnify Lombard under Clause 3.11 to pay Lombard interest under Clause14.02 and to pay Lombard an additional rental or payment under Clause 4.02, 4.03 or 10.01 will not be affected by any termination of this agreement.

14.12                     The Hirer will pay Lombard on demand Lombard’s charges for changing the terms of this agreement or providing additional services at the Hirer’s request and for reminding the Hirer about or dealing with any failure by Lombard to comply with the terms of this agreement. Details of Lombard’s charges are available on request and will be notified to the Hirer in any event before the Hirer is charged.

14.13                     For the purpose of Clause 9.01 the net proceeds of sale of the Equipment will be the proceeds from selling the Equipment after deducting VAT, any costs of repossession, repair, storage, insurance, sale and delivery to the buyer, and any other costs incurred.

14.14                     As an intermediary with the European Investment Bank (“EIB”) Lombard may be able to obtain partial funding from the EIB in respect of this agreement, whereupon clause 14.15 will apply.

14.15                     If partial funding from the EIB is obtained in accordance with clause 14.14, the Hirer irrevocably agrees to European Investment Bank personnel (accompanied by Lombard’s representatives) visiting the location of the Equipment from time to time and upon reasonable prior notice being given in order to appraise themselves of the general nature of the transaction and the use of the Equipment;

14.16                     Reference in this agreement to a statutory enactment is deemed to be a reference to any re-enactment thereof in force for the time being.

14.17                     The Hirer will respect national and EC regulations with regard to protection of the environment at the location in which the Equipment is situated.

14.18                     The Hirer must not be a party in any legal proceedings brought by the EC Commission.

14.19                     This agreement will also incorporate the terms of any Addenda signed by the Hirer and Lombard.

Standard Conditions of Sale

Part 1 - Consumer Sales

1.                                       Nothing in these conditions of sale affects either the statutory rights of the Buyer in respect of the Equipment or the Seller’s liability for death or personal injury to the Buyer resulting from the Seller’s negligence.

2.                                       Title to the Equipment shall pass to the Buyer upon payment to the Seller of the purchase price, but if payment is made by cheque title shall not pass to the Buyer until the cheque has been honoured.

3.                                       If before the sale the Equipment have been supplied by the Seller to a lessee (“the Lessee”) under a leasing agreement the Buyer warrants (and it is a condition of any sale to him) that the Buyer is not the Lessee or an agent, trustee or nominee of the Lessee, or an associate of, or a person connected with, the Lessee nor will the Buyer subsequently sell the Equipment to any such person or to the Lessee.

4.                                  The Buyer will at the Buyer’s cost remove the Equipment, wherever located, within 14 days of the sale.

5.                                  English law is the law applicable to the sale.

6.                                  The foregoing conditions contain all the terms agreed except any written variations signed by an authorised signatory of the Seller and the Buyer.

Part 2 - Business Sales

1.                                       The Buyer warrants that the Equipment are being purchased in the course of the Buyer’s business.

2.                                       The Equipment are not sold with the benefit of or subject to any condition or warranty express or implied by statute or otherwise.

3.                                       The Buyer shall indemnify the Seller on a full indemnify basis against any liability (other than liability for death or personal injury resulting from the negligence of the Seller) or loss (including legal costs) arising at any time from the sale of the Equipment. The Buyer agrees that where the Equipment are vehicles the Buyer will not use the Equipment on a road in Great Britain in such a condition that their use in that condition would be unlawful.

4.                                       Title to the Equipment shall pass to the Buyer upon payment to the Seller of the purchase price, but if payment is made by cheque title shall not pass to the Buyer until the cheque has been honoured.

5.                                       If before the sale the Equipment have been supplied by the Seller to a lessee (“the Lessee”) under a leasing agreement the Buyer warrants (and it is a condition of any sale to him) that the Buyer is not the Lessee or an agent, trustee or nominee of the Lessee, or an associated company or an associate of, or a person connected with, the Lessee nor will the Buyer subsequently sell the Equipment to any such person or to the Lessee.

6.                                       In the negotiations for the sale no third party not expressly authorised in writing by the Seller has any authority to act as the Seller’s agent.

7.                                       If requested by the Seller the Buyer will give an undertaking in such form as the Seller shall require about the location and use of the Equipment to enable the Seller to comply with any undertaking required of it by any Governmental or other authority.

8.                                       The Buyer will at the Buyer’s cost remove the Equipment, wherever located, within 14 days of the sale and indemnifies the Seller against any resultant damage caused to third parties.

9.                                       English law is the law applicable to the sale.

10.                                 The foregoing conditions contain all the terms agreed except any written variations signed by an authorised signatory of the Seller and the Buyer.

Addendum to Rental Agreement (for return conditions)

the following shall be the conditions for the return of the Equipment as referred to in clause 10.03 of the Agreement:

1.                                      General

a)                                      Non Compliance with these Return Conditions

i)                                         If when returned the Equipment does not satisfy the conditions set out herein, Lombard shall be entitled to have any necessary restoration work carried out and the Hirer agrees to pay all costs, charges and fees that may relate to that restoration.

b)                                      Overall condition

i)                                         The Equipment must be returned thoroughly valeted and in good repair and condition allowing for fair wear and tear.

c)                                      Servicing and documentation

i)                                         The Equipment instruction book, full service record, maintenance agreements, current certificates, licences, registrations, permits and authorisations, required by any United Kingdom or European Community statutory authority and any other documents relating to the Equipment are the Hirer’s responsibility and must be intact and available. All documents must be in the Equipment on its return including any details of radio codes.

ii)                                      The Equipment shall comply with all legal requirements required by any United Kingdom or European Community statutory authority and be fit for use on the roads of Great Britain and shall have a current valid Ministry of Transport Test Certificate appropriate for the class of Equipment with a minimum of six months until expiry

d)                                      Additional equipment

i)                                         If accessories such as telephones, radios or other non-standard equipment have been installed and then removed, any holes or damage should be made good to a professional standard. Aerials must be left in place or the hole repaired.

ii)                                      All standard equipment including any tools and spare wheel (or replacements) as originally equipped must also be returned secured property.

e)                                      Badges and labels

i)                                         Non-standard badges, labels decals, or advertising fitted to the bodywork or glass of the Equipment must be removed, with any damage caused by their attachment or removal made good. Any paint work colour fade due to the attachment of advertising will be chargeable to the Hirer. Signwriting must never be painted directly onto the Equipment.

f)                                        Keys and security

i)                                         If the Equipment was originally supplied with a security system, this must be intact and fully operational.

ii)                                      Any additional security system must be fitted according to a recognized standard, i.e. the Vehicle Security Installation Board (VSIB).

iii)                                   The following security equipment must be returned with the Equipment:

a)                                      A full set of keys including appropriate fully functional key fobs, if the locking system is remote.

b)                                     A note of all key numbers.

c)                                      Any master key which controls the engine management system of the Equipment.

2.                                      Exterior

a)                                      Body damage

i)                                         Any damage must be repaired as and when it occurs. All work must be completed to a professional standard, ensuring that any applicable anti-corrosion guarantees are not invalidated. Obvious evidence of repair such as colour, mismatch or misalignment between panels is unacceptable.

b)                                      Dents

i)                                         Minor dents (up to 10 mm long) are acceptable provided the paint surface has not been penetrated so that bare metal is visible or corrosion has set in. If multiple dents occur on a single panel, no matter how small, the panel should be repaired or replaced.

c)                                      Paintwork

i)                                         Small areas of stone chipping, door edge chipping and light scratches (up to 25 mm long) are acceptable, relative to the age and mileage of the Equipment, as long as they have not penetrated through to the base metal and caused corrosion. If stone chippings have penetrated through the metal, suitable touching up should be carried out immediately to prevent further paint deterioration. Exterior paintwork should be free from major abrasions (more than 25 mm long) and have good gloss and colour. Colour mismatch between panels, or poorly fitting panels, are unacceptable. All repairs to the body work must be suitably re-rust proofed to the manufacturers recommended standards.

d)                                      Bumper sections and rubbing strips

i)                                         Provided these are not broken, cracked or deformed a limited amount of scuffing and score marks is acceptable.

e)                                      Window and mirror glass

i)                                         Cracks or damage to the windscreen within the driver’s sight line are not acceptable and the Hirer must replace the windscreen or, if relatively minor, repair using resin impregnation to M.O.T. standards. Light scratches and minor chipping around the periphery of the windscreen is accepted as fair wear and tear.

ii)                                      All other windows and mirrors, which are defaced, cracked, damaged, broken or missing must be replaced.

f)                                        Lamp glasses/lens

i)                                         All lamps including service lamps must operate correctly. Minor scuff marks or scratches are acceptable, but holes or cracks in the glass or plastic covers are not and must be replaced.

3.                                      Interior

a)                                      Interior trim

i)                                         The interior should be clean and tidy with no visible burns, tears or permanent staining to the seats, headlining or carpets. Wear and solling through normal use is accepted, as are any repairs that are not readily visible.

b)                                      Luggage area

i)                                         Surface scoring and light blemishes that reflect normal use are acceptable, but floor coverings and surrounding trim panels should not be torn or split.

c)                                      Car derived vans

i)                                         For car derived vans it is recommended that the Hirer fits at their cost a lining in the load area to prevent serious damage to panels and doors of the Equipment.

d)                                      Door aperture tread area

i)                                         A reasonable amount of scuffing to the door and luggage area treads and sills is acceptable provided paintwork has not been damaged down to bare metal and aperture seals are not torn.

e)                                      Controls

i)                                         All original controls must be intact and operate correctly. If replacement has been necessary, e.g. due to theft, then equipment of a similar value and specification, preferably of the same manufacture as the original, should have been fitted.

f)                                        Rubber seals

i)                                         If a seal becomes displaced it should be refitted immediately to avoid it becoming trapped or torn and any evidence of neglect or abuse is unacceptable.

4.                                      Underside

a)                                      Underside

i)                                         Minor dents and deformation, such as stones damage, is acceptable as long as it has not caused major corrosion. Any suspected impact damage should be investigated and dealt with professionally, as significant damage or distortion to chassis components is not acceptable.

b)                                      Exhaust system

i)                                         The system should be properly suspended and in efficient working order, with no gas leaks or evidence of blowing from the exhaust system joints and in an undamaged condition. The exhaust system should be in a condition to meet the MOT requirements in all aspects, particularly if fitted with a catalytic converter (CAT). CAT failure is unacceptable and preventable through:

a)                                      using the correct fuel

b)                                     regular servicing and maintenance

c)                                      immediately investigating any poor running symptoms

d)                                     towing or bump starting the Equipment

c)                                      Oil leaks

i)                                         Any serious oil leakage should be rectified at the earliest opportunity. Some minor oil misting or dampness around seals or gaskets is acceptable, provided oil drips are not present.

d)                                      Wheels and wheel trims

i)                                         Dents or damage to the rim or main body of the wheels are not acceptable. All wheel trims must be intact, with no more than minor scuffing due to everyday use. If mudflaps are standard equipment they must all be intact and properly attached.  The spare wheel, jack and appropriate wheel tools must be stowed properly and be in good working order.

e)                                      Tyre wear and damage

i)                                         All tyres, including the spare, must be in a legal condition and comply with the Equipment manufacturer’s recommendations of tyre type, size and speed rating and shall have no less than 3 mm of the original tyre tread depth remaining across the tread width. There should be no obvious damage to sidewalls or tread caused by ‘kerbing’ or other heavy abuse.

5.                                      Mechanical Condition

a)                                      Servicing

i)                                         The following examples are conditions usually caused by neglect or abuse and therefore are not regarded as fair wear and tear:

a)                                      Brakes: Grooved brake discs caused by metal to metal contact.

b)                                     Engine: Seized due to running with insufficient coolant, lubricating oil or with broken internal components.

c)                                      Transmission: Slipping, erratic gear changing, clutch slipping, noisy transmission or ineffective synchromesh.

b)                                      Batteries

All batteries must be maintained in a clean condition and must be capable of holding a full charge for at least 24 hours so as to enable any engine to be started from cold. It must be sound by industry standards with no dead cells, cracked or leaking casings or evidence of corrosion and must be correctly filled with a proper electrolyte solution.

Subletting Appendix

The following are the terms under which Lombard agrees that Sub-Letting will be permitted:

1.                                       The Hirer will indemnify Lombard and keep Lombard indemnified at all times against all loss or damage howsoever caused as a result of Lombard granting this consent.

2.                                       Possession of the Equipment shall only be given to the Hirer’s customers from time to time (each the “Sub Lessee”)  after the Sub Lessee has entered into a sub-letting agreement (“the Sub Letting Agreement”) with the Hirer in respect of the Equipment in the form approved by Lombard from time to time such approval not to be unreasonably withheld.

3.                                       The duration of the Sub-Letting Agreement shall not extend for a period longer than the Fixed Period then unexpired of the Schedule less one day.

4.                                       The Hirer agrees not to deal in the Equipment in such a manner that would prejudice Lombard’s title in the Equipment.

5.                                       during the currency of the Sub-Letting Agreement but not otherwise Lombard is prepared to waive its requirement that the Hirer insures the Equipment provided that

(i)                                     the Hirer requires in the Sub-Letting Agreement and procures that throughout the period of the Sub-Letting Agreement the Sub-Lessee will insure

(a) the Equipment and keep them effectively insured during the currency of the Sub-Letting Agreement to their full replacement value under a policy of insurance without restriction or excess (and that Lombard’s interest as owners of the Equipment is noted on such policy); and

(b) the Hirer and the Sub-Lessee against all liability to the employees of the Sub-Lessee and to third parties for damage caused by the Equipment or the use or operation of them; and

(ii) the Hirer will Indemnify Lombard and keep Lombard fully indemnified against all loss or damage incurred or sustained by Lombard by reason of any loss, injury or damage to the Equipment or to third parties by the use or operation or presence of the Equipment or as a result of Lombard agreeing to such modification;

6.                                       Lombard reserves the right to carry out an audit from time to time of all of the relevant books and records concerning the Schedule and the Equipment upon Lombard giving reasonable notice for the purpose of ensuring that the Hirer is complying with all of its obligations under the Schedule.